Exhibit 99.(h)(13)

SHAREHOLDER SERVICES AGREEMENT
BY AND BETWEEN TD ASSET MANAGEMENT USA FUNDS INC. AND
COMMERCE CAPITAL MARKETS INC.

     THIS AGREEMENT, is made as of the 13th day of March, 2009, by and between TD Asset Management USA Funds Inc. (the “Fund”), a registered investment company, as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), on behalf of the portfolios (the “Portfolios” and each, a “Portfolio”) and classes of shares (the “Classes” and each, a “Class”) listed on Schedule A to this Agreement, as it may be amended from time, and Commerce Capital Markets, Inc. (“CCMI”), a registered broker-dealer with the Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended.

The terms and conditions of this Agreement are as follows:

1. CCMI agrees to provide shareholder and administrative services for its clients who own shares of the Portfolios and Classes (“clients”), which services may include, without limitation: providing general shareholder liaison services, including responding to shareholder inquiries and requests for information and materials such as prospectuses and statements of additional information; assisting to the extent necessary with the transmission of semi-annual and annual reports and annual tax reporting information to shareholders; assisting to the extent necessary with proxy solicitations and annual prospectus mailings; assisting clients in changing account designations and addresses and maintenance of such client information; arranging for bank wires and similar fund transfers; providing such other information regarding its clients and their holdings as the Fund, on behalf of a Portfolio or Class, reasonably may request, to the extent it is permitted by applicable statute, rule or regulation; verifying shareholder requests and instructions; and providing such other services as CCMI and the Fund may agree. CCMI represents and warrants to, and agrees with the Fund, on behalf of the Portfolios and Classes, that the compensation payable to it hereunder, together with any other compensation payable to it by the Fund’s investment adviser or its other service providers or by clients in connection with the investment of their assets in shares of a Portfolio or Class, will be properly disclosed by it to its clients, will be authorized by its clients and will not result in an excessive or unauthorized fee to CCMI. CCMI will act solely as either: (a) agent for, upon the order of, and for the account of, its clients; or, (b) fiduciary for its clients, with full authority to conduct transactions in the Fund, Portfolios and Classes for their account.

2. CCMI shall provide such office space and equipment, telephone facilities and personnel (which may be all or any part of the space, equipment and facilities currently used in its business, or all or any personnel employed by it) as it reasonably deems necessary or appropriate for providing information and services to the Portfolios’ or Classes’ shareholders, and to assist the Portfolios and Classes in servicing accounts of clients. CCMI shall transmit promptly to clients (at the expense of the Fund, Portfolio or

Class, as the case may be) all communications sent to it for transmittal to clients by or on behalf of the Fund, Portfolio or Class, as the case may be, or the Fund’s investment adviser, distributor, custodian or applicable transfer or dividend disbursing agent.

3. CCMI agrees that neither it nor any of its employees or agents are authorized to make any representation concerning the Fund, the Portfolios or the Classes, except those contained in the then current Prospectus, Statement of Additional Information (“SAI”) or other supplemental sales material provided by the Fund for such Fund, Portfolio or Class, copies of which will be supplied by the Fund or its distributor to CCMI in reasonable quantities upon request. CCMI shall have no authority to act as agent for the Fund.

4. The Fund reserves the right, at its discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any or all of the Portfolios or Classes. This agreement may be amended only by written instruments signed by both parties.

5. This Agreement shall become effective as to any Portfolio or Class, only following approval by a majority of (i) the Fund’s Board of Directors (collectively “Directors,” individually “Director”), and (ii) Directors who are not “interested persons” (as defined in the 1940 Act) of the Fund and have no direct or indirect financial interest in this Agreement (the “Independent Directors”).

6. This Agreement shall continue until terminated in accordance with the terms hereof, subject to annual approval of its continuation by a majority of (i) the Fund’s Directors and (ii) Independent Directors. This Agreement is terminable without penalty upon 15 days prior written notice by either party. In addition, the Fund may terminate this Agreement as to any or all Portfolios or Classes immediately, without penalty, if the present investment adviser of such Portfolio(s) ceases to serve the Portfolio(s) in such capacity. Notwithstanding anything contained herein, if either party materially breaches any of its duties or obligations arising pursuant to this Agreement, or dissolves, becomes insolvent, ceases doing business or is liquidated, placed in receivership or named as the debtor in any bankruptcy petition, this Agreement shall be terminable effective upon such party’s receipt of written notice of termination.

7. In consideration of the services and facilities described herein, CCMI shall be entitled to receive from the Portfolio or Class, as applicable, and the Fund, on behalf of the Portfolio or Class, as applicable, agrees to pay to CCMI, the fees described on Schedule A hereto. CCMI understands that any payments pursuant to this Agreement shall be paid only so long as this Agreement and the Shareholder Services Plan relating to the Portfolio or Class, as applicable, are in effect. CCMI agrees that no Director, officer or shareholder of the Fund shall be liable individually for the performance of the obligations hereunder or for any such payments and that no Portfolio or Class shall be liable for the payment of any fees hereunder with respect to any other Portfolio or Class.

8. Each party agrees to fully cooperate and comply with and to provide each other such information relating to the Fund, Portfolios, Classes and CCMI’s services hereunder as may be required to be maintained, provided or reviewed by either party under applicable federal or state laws, and the rules, regulations, requirements or conditions of applicable regulatory and self-regulatory agencies or authorities, or in connection with either party’s audit functions or examination by any such agency or authority.

9. This Agreement shall not constitute either party the legal representative of the other, nor shall either party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of the other party.

10. All notices or other communications hereunder to either party shall be in writing and shall be deemed sufficient if mailed to such party at the address of such party set forth below of this Agreement or at such other address as such party may be designated by written notice to the other or by telecopier, e-mail or similar means of same day delivery (with a confirming copy by mail as provided herein).

11. This Agreement may be amended by a written instrument executed by both of the parties. This Agreement shall not be assigned by either party without the prior written consent of the other party.

12. Each party acknowledges that any and all other information regarding CCMI’s clients and other customers, the confidentiality of which CCMI is obligated to maintain pursuant to Regulation S-P of the Securities and Exchange Commission, constitutes “Confidential Customer Information.” Each party shall protect the confidentiality of all Confidential Customer Information in accordance with applicable law, shall not use such Confidential Customer Information except as necessary for purposes of this Agreement, and shall not disclose it without the other party’s consent or as required by law. To the extent permitted by applicable law, each party may share Confidential Customer Information with its own affiliates and authorized agents, provided however that such affiliates and agents shall be limited by the same restrictions with respect to use and disclosure of Confidential Customer Information as are imposed on each party under the terms of this Agreement. Each party has adopted or shall adopt, and shall comply with, policies and procedures for safeguarding the Confidential Customer Information which are at least as stringent as those employed by such party with respect to its own confidential information of a similar nature, and which require, at a minimum, the exercise of commercially reasonable due care in the safeguarding of such Confidential Customer Information. A party shall promptly report to the other party, in writing, any use or disclosure of Confidential Customer Information contrary to this Agreement. In the event of service upon a party of any subpoena, request for production or other legal process seeking the disclosure of any Confidential Customer Information, the party shall (to the extent legally permitted) promptly notify the other party of such service in writing, and provide as much time as is reasonably practicable under the circumstances for such other party to object to or seek the limitation of such disclosure. Each party acknowledges and agrees that use or disclosure of Confidential Customer Information in breach of this Section 12 may result in injuries for which money damages would be an inadequate remedy and, accordingly, that it shall be entitled to injunctive and other equitable relief as a remedy for any such breach. The provisions of this Section 12 shall survive the termination, expiration or nonrenewal of this Agreement.

13. This Agreement may be executed by the parties hereto in counterparts, and if executed in more than one counterpart, the separate instruments shall constitute one agreement.

14. This Agreement shall be construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflict of laws.

15. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

TD ASSET MANAGEMENT USA
FUNDS INC.

By:	/s/ Michele Teichner

Name: Michele Teichner
Title: Vice President/Assistant Secretary

Address:
31 West 52nd Street, 21st Floor
New York, NY 10019

COMMERCE CAPITAL MARKETS
INC.

By:	/s/ Raymond Spinelli

Name:	Raymond Spinelli
Title:	SVP/National Sales Director

Address:
2005 Market Street, Suite 200
Philadelphia, PA 19103

Schedule A

Portfolio	Class	Fee
		(as a percentage of average
		daily net assets)
TDAM Institutional Money
Market Fund	Institutional Service	0.25%
	Commercial	0.25%

TDAM Institutional U.S.
Government Fund	Institutional Service	0.25%
	Commercial	0.25%

TDAM Institutional Treasury
Obligations Money Market Fund	Institutional Service	0.25%
	Commercial	0.25%